Exhibit 23.9

CONSENT OF BRS, INC.

We consent to the use of our name, or any quotation from, or summarization of the technical report summary entitled “Anderson Uranium Project Initial Assessment US SEC Subpart 1300 Regulation S-K Report, Yavapai County, Arizona, USA” dated July 1, 2022; and the technical report summary entitled “Yuty Uranium Project Initial Assessment US SEC Subpart 1300 Regulation S-K Report Paraguay, SA” dated July 1, 2022, that we prepared, which were included in and filed as exhibits to Uranium Energy Corp.’s (the “Company”) Annual Report on Form 10-K for the period ended July 31, 2022, and to the incorporation by reference of the foregoing in the Company’s Registration Statement on Form S-3 dated November 16, 2022.

/s/ Douglas L. Beahm
BRS, Inc.
Per: Douglas L. Beahm, President, P.E., P.G., SME Registered Member

Date: November 16, 2022